Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 28, 2022

Loan growth, interest income lead TFS Financial Corporation in third quarter
(Cleveland, OH - July 28, 2022) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2022.
“Our focus continues to be on loan growth in this purchase-driven market,” said Chairman and CEO Marc A. Stefanski. “That concentration led to a 67% increase in loan growth compared to last quarter. Our 8% increase in net income over that same timeframe is supported by higher interest income and holding more of our originated loans in portfolio, and our interest rate spread has increased 15 basis points from 1.71% to 1.86% since the March quarter end.”
Highlights - Third Quarter Fiscal Year 2022
•Reported net income of $17.1 million
•Net interest rate spread improved to 1.86%
•Generated $766 million of loan growth, surpassing the $453 million of growth last quarter
•Maintained strong asset quality
•Paid a $0.2825 dividend per share
The Company reported net income of $17.1 million for the quarter ended June 30, 2022 compared to net income of $15.8 million for the quarter ended March 31, 2022. Net interest income increased during the quarter, partially offset by increases in the provision for credit losses and non-interest expense. Net income of $49.1 million was reported for the nine months ended June 30, 2022 compared to net income of $64.0 million for the nine months ended June 30, 2021. The change primarily consisted of a decrease in net gain on the sale of loans and an increase in the provision for loan losses, partially offset by an increase in net interest income.
Net interest income increased by $8.6 million, or 13.6%, to $71.3 million for the quarter ended June 30, 2022 from $62.7 million for the quarter ended March 31, 2022. Net interest income increased by $17.7 million, or 10.1%, to $191.9 million for the nine months ended June 30, 2022 from $174.2 million for the nine months ended June 30, 2021. The increases were primarily due to growth in the residential loan portfolio and higher interest rates. The yield increased for all categories of interest-earning assets compared to the previous quarter. The cost of funds decreased by two basis points as borrowings that matured during the periods were replaced with lower cost funding and the majority of maturing certificates of deposits either repriced at lower interest rates or migrated to lower-priced non-maturity deposits. The interest rate spread for the quarter ended June 30, 2022 was 1.86% compared to 1.71% for the quarter ended March 31, 2022 and 1.50% for the quarter ended June 30, 2021. The net interest margin was 1.97%, 1.82% and 1.63% for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
During the quarter ended June 30, 2022, there was a $4.0 million provision to the allowance for credit losses compared to a $1.0 million release of provision for the quarter ended March 31, 2022. The total provision was $1.0 million for the nine months ended June 30, 2022 compared to a $7.0 million release of provision for the nine months ended June 30, 2021. Growth in both the core residential and equity line of credit portfolios was the primary reason for increases in provision. Net recoveries continued to curtail provision requirements. The allowance for credit losses was $97.6 million, or 0.70% of total loans receivable, at June 30, 2022 and included a $28.1 million liability for unfunded commitments. At September 30, 2021, the allowance for credit losses was $89.3 million, or 0.71% of total loans receivable, and included a $25.0 million liability for unfunded commitments. The Company recorded $2.7 million of net loan recoveries for each of the quarters ended June 30, 2022 and March 31, 2022, and recorded $7.3 million and $3.6 million of net loan recoveries for the nine months ended June 30, 2022 and June 30, 2021, respectively.
Total loan delinquencies decreased $0.7 million to $22.2 million, or 0.16% of total loans receivable, at June 30, 2022 from $22.9 million, or 0.17% of total loans receivable, at March 31, 2022 and decreased $2.5 million from $24.7 million at September 30, 2021. Non-accrual loans decreased $1.6 million to $37.7 million, or 0.27% of total loans, at June 30, 2022 from $39.3 million at March 31, 2022 and decreased $6.3 million from $44.0 million, or 0.35% of total loans, at September 30, 2021.

Non-interest income decreased $27.2 million to $19.4 million for the nine months ended June 30, 2022 from $46.6 million for the nine months ended June 30, 2021, almost entirely due to a $26.6 million decrease in net gain on the sale of loans, as well as a $0.6 million decrease in income related to bank owned life insurance. During the current fiscal year, market pricing for loans has been, for the most part, less favorable than in the prior fiscal year. There were $104.3 million of loans sold at a net gain of $2.2 million during the nine months ended June 30, 2022 compared to $634.0 million of loans sold at a net gain of $28.8 million during the nine months ended June 30, 2021.
Total assets increased by $1.35 billion, or 9.6%, to $15.41 billion at June 30, 2022 from $14.06 billion at September 30, 2021. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments and an increase in FHLB stock, partially offset by by a decrease in cash and cash equivalents.
Cash and cash equivalents decreased $100.8 million, or 21%, to $387.5 million at June 30, 2022 from $488.3 million at September 30, 2021. The decrease can be attributed to the reinvestment of liquid assets into loan products.
The amount of Federal Home Loan Bank stock owned increased $26.1 million, or 16%, to $188.9 million at June 30, 2022 from $162.8 million at September 30, 2021, as a result of stock ownership requirements of the FHLB.

Loans held for investment, net of allowance and deferred loan expenses, increased $1.39 billion, or 11%, to $13.90 billion at June 30, 2022 from $12.51 billion at September 30, 2021, primarily due to the level of loans originated and held for investment. The residential core mortgage loan portfolio increased $1.08 billion, to $11.36 billion, and home equity loans and lines of credit increased $300.0 million, to $2.51 billion, during the nine months ended June 30, 2022. Total first mortgage loan originations were $1.17 billion for the quarter ended June 30, 2022 and $2.91 billion for each of the nine months ended June 30, 2022 and June 30, 2021. Purchase originations were $1.29 billion during the current fiscal year-to-date period compared to $686.0 million during the same period last year. New equity line of credit commitments were $1.52 billion and $1.17 billion, respectively, for the nine months ended June 30, 2022 and June 30, 2021.
Deposits increased $164.0 million, or 1.8%, to $9.16 billion at June 30, 2022 from $8.99 billion at September 30, 2021. The increase was the result of a $371.9 million increase in checking accounts and an $86.9 million increase in savings accounts, partially offset by a $251.8 million decrease in certificates of deposit ("CDs") and a $42.2 million decrease in money market deposit accounts for the nine months ended June 30, 2022. Total deposits included $489.8 million and $492.0 million of brokered CDs and $300.1 million and $0 of brokered checking accounts at June 30, 2022 and September 30, 2021, respectively. Brokered checking accounts were added during the quarter ended March 31, 2022, as an alternative source of funding in the management of interest rate risk.
Borrowed funds, all from the FHLB, increased $1.15 billion, or 37%, to $4.25 billion at June 30, 2022 from $3.09 billion at September 30, 2021. The increase was primarily used to fund loan growth. During the nine months ended June 30, 2022, additions included $1.46 billion of overnight advances and $400.0 million of long term advances, partially offset by principal repayments. Also, during the nine-month period, $700.0 million of 90 day advances and their related swap contracts matured and were paid off. The total balance of borrowed funds at June 30, 2022 consisted of $1.46 billion of overnight advances, $1.04 billion of term advances with a weighted average maturity of approximately 2.7 years and $1.75 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.6 years.
Borrowers' advances for insurance and taxes decreased by $41.6 million to $68.1 million at June 30, 2022 from $109.6 million at September 30, 2021. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and were remitted to various taxing agencies.
Total shareholders' equity increased $80.8 million, or 4.7%, to $1.81 billion at June 30, 2022 from $1.73 billion at September 30, 2021. Activity reflects $49.1 million of net income, a $72.8 million positive change in accumulated other comprehensive income and $7.2 million of positive adjustments related to our stock compensation and employee stock ownership plans, reduced by $43.6 million of quarterly dividends and $4.7 million in repurchases of common stock. The change in accumulated other comprehensive income is primarily due to a net positive change in unrealized gains and losses on swap contracts. During the nine months ended June 30, 2022, a total of 312,259 shares of our common stock were repurchased at an average cost of $15.08 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,578,820 shares remaining to be repurchased at June 30, 2022.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first, second and third quarters of the current fiscal year. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 12, 2022 special meeting of members of the MHC, the members (depositors and certain loan customers of the Association)

voted to approve the MHC’s proposed waiver of dividends, aggregating up to $1.13 per share, to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 12, 2023). The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past nine years under Federal Reserve regulations and for each of those nine years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2022 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.63%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.38% and its total capital ratio was 18.96%. Additionally, the Company's Tier 1 leverage ratio was 12.11%, its Common Equity Tier 1 and Tier 1 ratios were each 20.94% and its total capital ratio was 21.52%. The current capital ratios of the Association reflect the dilutive impact of $56.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2021. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of June 30, 2022 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 29, 2022. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, five lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2022, the Company’s assets totaled $15.41 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2022	March 31, 2022	September 30, 2021
ASSETS
Cash and due from banks	$29,995	$24,395	$27,346
Other interest-earning cash equivalents	357,535	346,276	460,980
Cash and cash equivalents	387,530	370,671	488,326
Investment securities available for sale	449,874	443,222	421,783
Mortgage loans held for sale	1,314	—	8,848
Loans held for investment, net:
Mortgage loans	13,913,354	13,150,338	12,525,687
Other loans	3,255	2,589	2,778
Deferred loan expenses, net	48,669	47,372	44,859
Allowance for credit losses on loans	(69,450)	(64,324)	(64,289)
Loans, net	13,895,828	13,135,975	12,509,035
Mortgage loan servicing rights, net	8,110	8,464	8,941
Federal Home Loan Bank stock, at cost	188,890	162,783	162,783
Real estate owned, net	253	131	289
Premises, equipment, and software, net	34,670	35,417	37,420
Accrued interest receivable	34,907	30,908	31,107
Bank owned life insurance contracts	302,334	300,268	297,332
Other assets	101,499	93,050	91,586
TOTAL ASSETS	$15,405,209	$14,580,889	$14,057,450
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,157,648	9,008,347	$8,993,605
Borrowed funds	4,246,188	3,555,325	3,091,815
Borrowers’ advances for insurance and taxes	68,054	95,199	109,633
Principal, interest, and related escrow owed on loans serviced	18,713	33,034	41,476
Accrued expenses and other liabilities	101,552	93,236	88,641
Total liabilities	13,592,155	12,785,141	12,325,170
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,749,819	1,748,589	1,746,887
Treasury stock, at cost	(771,684)	(768,304)	(768,035)
Unallocated ESOP shares	(32,500)	(33,584)	(35,751)
Retained earnings—substantially restricted	859,142	856,555	853,657
Accumulated other comprehensive income (loss)	4,954	(10,831)	(67,801)
Total shareholders’ equity	1,813,054	1,795,748	1,732,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,405,209	$14,580,889	$14,057,450

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$99,576	$91,125	$90,119	$92,002	$93,584
Investment securities available for sale	1,282	1,355	960	1,041	828
Other interest and dividend earning assets	1,913	981	1,011	1,033	979
Total interest and dividend income	102,771	93,461	92,090	94,076	95,391
INTEREST EXPENSE:
Deposits	17,214	16,896	19,251	21,617	23,461
Borrowed funds	14,255	13,824	14,995	15,061	14,852
Total interest expense	31,469	30,720	34,246	36,678	38,313
NET INTEREST INCOME	71,302	62,741	57,844	57,398	57,078
PROVISION (RELEASE) FOR CREDIT LOSSES	4,000	(1,000)	(2,000)	(2,000)	(1,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	67,302	63,741	59,844	59,398	58,078
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,742	2,568	2,404	2,156	2,491
Net gain (loss) on the sale of loans	(51)	113	2,187	4,305	3,423
Increase in and death benefits from bank owned life insurance contracts	2,090	2,222	2,911	2,146	2,361
Other	896	688	652	74	1,174
Total non-interest income	5,677	5,591	8,154	8,681	9,449
NON-INTEREST EXPENSE:
Salaries and employee benefits	28,756	26,862	26,515	26,912	26,945
Marketing services	4,830	6,551	5,626	4,043	4,073
Office property, equipment and software	6,762	6,824	6,639	6,453	6,427
Federal insurance premium and assessments	2,351	2,276	2,012	2,233	2,139
State franchise tax	1,197	1,237	1,224	1,202	1,151
Other expenses	7,860	6,225	5,657	—	7,115
Total non-interest expense	51,756	49,975	47,673	47,446	47,850
INCOME BEFORE INCOME TAXES	21,223	19,357	20,325	20,633	19,677
INCOME TAX EXPENSE	4,076	3,512	4,185	3,618	3,696
NET INCOME	$17,147	$15,845	$16,140	$17,015	$15,981
Earnings per share - basic and diluted	$0.06	$0.06	$0.06	$0.06	$0.06
Weighted average shares outstanding
Basic	277,453,439	277,423,493	277,225,121	276,982,904	276,864,229
Diluted	278,555,759	278,819,539	278,903,373	278,880,379	278,931,432

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Nine Months Ended
	June 30,
	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$280,820	$289,885
Investment securities available for sale	3,597	2,781
Other interest and dividend earning assets	3,905	2,609
Total interest and dividend income	288,322	295,275
INTEREST EXPENSE:
Deposits	53,361	75,702
Borrowed funds	43,074	45,341
Total interest expense	96,435	121,043
NET INTEREST INCOME	191,887	174,232
PROVISION (RELEASE) FOR CREDIT LOSSES	1,000	(7,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	190,887	181,232
NON-INTEREST INCOME:
Fees and service charges, net of amortization	7,714	7,446
Net gain on the sale of loans	2,249	28,777
Increase in and death benefits from bank owned life insurance contracts	7,223	7,815
Other	2,236	2,580
Total non-interest income	19,422	46,618
NON-INTEREST EXPENSE:
Salaries and employee benefits	82,133	81,955
Marketing services	17,007	15,131
Office property, equipment and software	20,225	19,257
Federal insurance premium and assessments	6,639	6,852
State franchise tax	3,658	3,461
Other expenses	19,742	21,733
Total non-interest expense	149,404	148,389
INCOME BEFORE INCOME TAXES	60,905	79,461
INCOME TAX EXPENSE	11,773	15,469
NET INCOME	$49,132	$63,992
Earnings per share - basic and diluted	$0.17	$0.23
Weighted average shares outstanding
Basic	277,366,624	276,597,435
Diluted	278,767,989	278,492,283

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$337,551	$709	0.84%	$337,915	$161	0.19%	$726,485	$197	0.11%
Investment securities	3,836	12	1.25%	4,044	11	1.09%	—	—	—%
Mortgage-backed securities	444,972	1,270	1.14%	432,012	1,344	1.24%	413,649	828	0.80%
Loans (2)	13,497,362	99,576	2.95%	12,845,756	91,125	2.84%	12,674,284	93,584	2.95%
Federal Home Loan Bank stock	170,155	1,204	2.83%	162,783	820	2.01%	162,783	782	1.92%
Total interest-earning assets	14,453,876	102,771	2.84%	13,782,510	93,461	2.71%	13,977,201	95,391	2.73%
Noninterest-earning assets	467,329			475,938			523,620
Total assets	$14,921,205			$14,258,448			$14,500,821
Interest-bearing liabilities:
Checking accounts	$1,475,586	958	0.26%	$1,292,977	293	0.09%	$1,120,195	260	0.09%
Savings accounts	1,882,881	931	0.20%	1,869,103	485	0.10%	1,775,702	673	0.15%
Certificates of deposit	5,711,412	15,325	1.07%	5,788,249	16,118	1.11%	6,325,022	22,528	1.42%
Borrowed funds	3,774,204	14,255	1.51%	3,282,890	13,824	1.68%	3,245,274	14,852	1.83%
Total interest-bearing liabilities	12,844,083	31,469	0.98%	12,233,219	30,720	1.00%	12,466,193	38,313	1.23%
Noninterest-bearing liabilities	250,437			238,884			314,808
Total liabilities	13,094,520			12,472,103			12,781,001
Shareholders’ equity	1,826,685			1,786,345			1,719,820
Total liabilities and shareholders’ equity	$14,921,205			$14,258,448			$14,500,821
Net interest income		$71,302			$62,741			$57,078
Interest rate spread (1)(3)			1.86%			1.71%			1.50%
Net interest-earning assets (4)	$1,609,793			$1,549,291			$1,511,008
Net interest margin (1)(5)		1.97%			1.82%			1.63%
Average interest-earning assets to average interest-bearing liabilities	112.53%			112.66%			112.12%
Selected performance ratios:
Return on average assets (1)		0.46%			0.44%			0.44%
Return on average equity (1)		3.75%			3.55%			3.72%
Average equity to average assets		12.24%			12.53%			11.86%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$389,884	$1,060	0.36%	$565,745	$452	0.11%
Mortgage-backed securities	432,781	3,565	1.10%	432,347	2,781	0.86%
Loans (2)	12,975,292	280,820	2.89%	12,885,802	289,885	3.00%
Federal Home Loan Bank stock	165,240	2,845	2.30%	152,835	2,157	1.88%
Total interest-earning assets	13,963,197	288,290	2.75%	14,036,729	295,275	2.80%
Noninterest-earning assets	485,123			532,387
Total assets	$14,448,320			$14,569,116
Interest-bearing liabilities:
Checking accounts	$1,306,720	1,516	0.15%	$1,066,967	877	0.11%
Savings accounts	1,862,449	1,973	0.14%	1,720,925	2,347	0.18%
Certificates of deposit	5,814,710	49,872	1.14%	6,404,396	72,478	1.51%
Borrowed funds	3,410,751	43,074	1.68%	3,356,395	45,341	1.80%
Total interest-bearing liabilities	12,394,630	96,435	1.04%	12,548,683	121,043	1.29%
Noninterest-bearing liabilities	267,142			332,753
Total liabilities	12,661,772			12,881,436
Shareholders’ equity	1,790,152			1,687,680
Total liabilities and shareholders’ equity	$14,451,924			$14,569,116
Net interest income		$191,855			$174,232
Interest rate spread (3)			1.71%			1.51%
Net interest-earning assets (4)	$1,568,567			$1,488,046
Net interest margin (5)		1.83%			1.66%
Average interest-earning assets to average interest-bearing liabilities	112.66%			111.86%
Selected performance ratios:
Return on average assets		0.45%			0.59%
Return on average equity		3.66%			5.06%
Average equity to average assets		12.39%			11.58%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.